Exhibit A

AGREEMENT

The undersigned being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, to file this Schedule 13D (including amendments thereto) jointly on behalf of each such party.

Dated:	February 26, 2021

By:	/s/ Flint A. Lane
Flint A. Lane

Flint Lane 2009 Grantor Retained Annuity Trust

BY:	Kathryn E. Lane
ITS:	Sole Trustee

By:	/s/ Kathryn E. Lane